EXHIBIT 10.1

RESCISSION AGREEMENT

This Rescission Agreement (this “Agreement”) is made this 26th day of December, 2017, by and between WALKER LANE EXPLORATION, INC., a Nevada corporation (the "Company") and SJE Mining LLC, a Nevada limited liability company ("SJE"). The Company and SJE are at times herein referred to individually as a "Party" and together as the "Parties."

Background

A. The Company and SJE made and entered into that certain agreement (the “Asset Purchase Agreement”), dated as of July 31, 2014, whereby SJE transferred to the Company certain mining claims (herein the “Mining Claims” and more particularly described in the annexed Schedule 1, incorporated herein by reference) and in consideration of the Mining Claims, the Company:

1.

Issued 200 million (subsequently, on September 22, 2014, reduced to the amount of 8 million shares as the result of a reverse stock split) of its unregistered shares of common stock (the “Common Shares”);

2.

Assumed liabilities of USD 150,000, represented by three promissory notes (the “Notes” as more particularly described in the annexed Schedule 2, incorporated herein by reference); and

3.

Five Notes executed by Walker Lane and will remain with Walker Lane.  The Notes are as follows:  Steve Jones $10,000 and $10,000; Toby Mancuso $5,000 and Trevor Moss $10,000 and $10,000.  It is proposed they will all agree to exchange the notes for Company stock in the future. Notes attached in Schedule

B. Subsequently, the Company and SJE have determined to cancel and rescind the Asset Purchase Agreement, effective as of the date of this Agreement.

Agreement

     Now, therefore, in consideration of the foregoing, the Parties agree as follows:

1. Rescission  The Company and SJE hereby mutually rescind the Asset Purchase Agreement in all respects, effective as of the date of this Agreement, it being understood and agreed that there shall be no remaining or surviving obligations for either the Company or SJE thereunder, notwithstanding any provisions to the contrary contained in the Asset Purchase Agreement. All obligations contained in the Asset Purchase Agreement for both the Company and SJE are fully extinguished and released in favor of this Agreement, which supersedes the Asset Purchase Agreement in its entirety.

2. Restoration of Shares and Mining Claims and Transfer of Liabilities.

(a)

No later than January 31, 2018, SJE shall:

(i)

transfer and assign 6.25 million (a close approximation of the shares issued to Steve Jones, Eric Stevenson and their assigns-the actual number will come from  the transfer agent Empire Stock) of the Common Shares back to the Company for cancellation, free and clear of liens, encumbrances or other restrictions, retaining the remaining Common Shares [subject to reduction pursuant to section 3(b) below];

(ii)

assume in writing the liabilities originally evidenced by the Notes, in a form satisfactory to the Company’s legal counsel;

(iii)

as there were no Series B Preferred shares granted to anyone in SJE Mining or its affiliates or associates.  The preferred shares issued in place of payment of the notes and accrued interest were to my investors Ron Ruby ($10,000) and Arlon Franz ($100,000) which we are keeping in Walker Lane and will exchange the preferred stock to common at a 2:1 ratio;

(iv)

deliver to the current secretary of the Company all of the historical minutes, stock subscriptions, and books and records of the Company in the possession or control of SJE, for which SJE shall be issued a written receipt;

(v)

make such adjustments its books and records to reflect the transactions contemplated by this Agreement; and

(vi)

take such other and further actions necessary to carry out the purposes and intents of this Agreement without delay, including effecting the release of any UCC-1 financing statements recorded against the Company.  Referencing the UCC, we (Walker Lane) will address the UCC filed by Keith Simon not SJE Mining.  He will release the UCC in exchange for a Note in that amount which he will convert to stock at a mutually agreed upon share price to be determined later;

(b)

No later than January 31, 2018, the Company shall:

(i)

execute, acknowledge and deliver to SJE one or more special warranty deeds, transfering to SJE any remaining Mining Claims from the original Purchase Agreement, free and clear of liens, encumbrances or other restrictions attributable to the Company or held by persons claiming by or through the Company

(ii)

make such adjustments its books and records to reflect the transactions contemplated by this Agreement; and

(iii)

take such other and further actions necessary to carry out the purposes and intents of this Agreement without delay.

(c)

Upon the Company’s full performance of its obligations hereunder, the Company shall be entitled to (i) instruct its transfer agent and registrar to cancel the Common Shares and (ii) adjust its financial statements to remove the liabilities previously assumed by the Company under the Asset Purchase Agreement, with effect as of December 31, 2017.

3. Additional Terms.

(a)

The portion of the Common Shares retained by SJE shall be subject to a voluntary lockup agreement for a period of one (1) year from the date that SJE has performed its obligations hereunder, provided that so long as SJE is not in default hereunder the Company will permit 100,000 eligible Common Shares per calendar quarter, beginning on the last business day of April of 2018, to be qualified for resale by SJE, by the Company instructing its transfer agent to remove the restrictive legend.

(b)

For each calendar day of delay beyond January 31, 2018, by SJE in performing its obligations hereunder, the quantity of Common Shares that SJE shall be permitted to retain hereunder shall be reduced by 20,000 shares.

(c)

Upon the Parties’ execution of this Agreement, the Company shall pay to SJE the sum of USD $4,000, to be used by SJE as its deems appropriate in facilitating the actions to be taken by SJE hereunder.

(d)

By no later than January 31, 2018, the Parties shall in good faith negotiate the form and content of a mutual Release and Indemnification Agreement, under which they shall each agree to release, indemnify and hold the other Party harmless from third party claims, known or unknown, for which they are responsible, including any unpaid employee or consultant compensation accrued during the period from the closing of the Asset Purchase Agreement to the date of this Agreement. The Parties each agree to execute and deliver to the other Party a signed original of such agreement within three business days following their mutual acceptance of its terms.

4. Miscellaneous.

(a)

This Agreement shall be governed and construed according to the laws of the State of Nevada, as if this Agreement were wholly executed and wholly performed within such jurisdiction, and without reference to the conflicts of laws principles thereof.  All disputes between the parties hereto arising out of or in connection with the interpretation or execution of this Agreement, shall be finally settled by the courts of competent jurisdiction located in Carson City, Nevada.

(b)

In the event of any dispute hereunder, the prevailing party shall be entitled to recover, in addition to the relief sought in the action, their court costs and fees of attorneys.

(c)

For notice purposes, correspondence and written communications between the Parties shall be sent to the addresses set forth below the signatures of the Parties below.

     IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

The “Company”	“SJE”

WALKER LANE EXPLORATION, INC.,	SJE Mining LLC, a Nevada Limited
a Nevada Corporation	Liability Company

By /s/ Phillip Allen	By /s/ Eric Stevenson
Name: Phil Allen	Name: Eric Stevenson
Title: CEO, Chairman	Title: Managing Member
Address for Notices 4750 S. Dudley St.	Address for Notices 102 N. Curry St.
#36 Littleton, CO 80123	Carson City, NV 89703

By: Iain A. Stewart	By: Steven K. Jones
Name: Iain Stewart	Name: Steven Jones
Title: EVP, Director	Title: Member
Address for Notices 2518 Stonecrest Dr.	Address for Notices 102 N. Curry St.
Fort Collins, CO 80521	Carson City, NV 89703

By: /s/ Keith Simon
Name: Keith Simon
Title: CFO, Director
Address for Notices 963 Chip Creek et
Mindor, NV 89423

Schedule 1

List of claims for the Pyramid Property, Washoe County, Nevada.  All claims are in Township 23 North, Range 21 East, MDBM.

Claim Name	Section	NMC #
Pyramid-1	16	1088279
Pyramid-2	16	1088280
Pyramid-3	16	1088281
Pyramid-4	16	1102565
Pyramid-5	16	1102566
Pyramid-6	16, 19	1102567
Pyramid-7	16	1102568
Pyramid-8	16	1102569
Pyramid-9	16	1102570
Pyramid-10	9	1102571

List of claims for the West Trinity Property, Churchill County, Nevada.  All claims are in Township 24 North, Range 27 East, MDBM.

Claim Name	Section	NMC #
WT-1	17	1090104
WT-2	17	1102542
WT-3	17	1102543
WT-4	17	1102544
WT-5	17	1102545
WT-6	17	1102546
WT-7	17	1102547
WT-8	17	1102548
WT-9	17	1102549
WT-10	18	1102550
WT-11	18	1102551
WT-12	18	1102552
WT-13	18	1102553
WT-14	18	1102554
WT-15	18	1102555
WT-16	18	1102556
WT-17	18	1102557
WT-18	18	1102558
WT-19	18	1102559
WT-20	18	1102560
WT-21	18	1102561
WT-22	18	1102562
WT-23	18	1102563
WT-24	18	1102564

Schedule 2

Assumed liabilities of USD $150,000, represented by three promissory notes (the “Notes” as more particularly described, incorporated herein by reference); and consisting of three note holders to include:

1.

 Steven K. Jones.  Amount of note is $50,000.

2.

Trevor Moss.  Amount of note is $50,000.

3.

Wayne Leung.  Amount of note is $50,000.

Schedule 3

Five Notes executed by Walker Lane totaling USD$45,000. will remain with Walker Lane.  The Notes are as follows:  Steve Jones $10,000 and $10,000; Toby Mancuso $5,000 and Trevor Moss $10,000 and $10,000.